Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Harry L. Casari, Chairman
Meade Instruments Corp.
(949) 451-1450

Meade Instruments Enters into Confidentiality Agreement with its Largest Stockholder

IRVINE, Calif. – March 29, 2006 – Meade Instruments Corp. (Nasdaq NM: MEAD) ) announced that it has entered into a Confidentiality Agreement with Hummingbird Management, LLC or its affiliates (“Hummingbird”), pursuant to which Hummingbird will be provided certain observation rights concerning the business and operations of the company commencing in March 2006. All confidential information provided to Hummingbird pursuant to these certain observation rights will be subject to the Confidentiality Agreement. This agreement came after several productive meetings between Hummingbird and members of Meade’s Board and management. As a result of its discussions with the company, Hummingbird has decided that it will not seek a position on the company’s Board of Directors at the 2006 annual meeting.

“We are always open to constructive input and feedback from our stockholders,” said Steve Murdock, Meade Instruments’ Chief Executive Officer. “We are committed to improving communications with Wall Street and increasing value for all our stockholders. Along these lines, we are pleased to announce the company has retained The Piacente Group, Inc. as its new investor relations firm.”

Paul D. Sonkin, Managing Member of Hummingbird Management, LLC commented, “We are encouraged by the steps that Meade is taking to fix certain problems in its supply chain operations, in its executive management, and in its relationships with the investment community. We look forward to a productive and healthy relationship with Meade Instruments to enhance the long-term value for all Meade stockholders.”

Steve Murdock further stated, “the company continues to address its riflescope supply chain challenges. We have worked diligently over the last several months to establish a second Asian source for the new Simmons riflescopes. This Asian source is moving forward with production as planned and we are pleased with its progress to this point.”

About Meade Instruments
Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

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